Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

of the

IBIO CMO PREFERRED TRACKING STOCK

of

IBIO, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

IBIO, INC., a Delaware corporation (the “Issuer”), certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Issuer (the “Board”) duly approved and adopted on February 23, 2017, the following resolution, which resolution remains in full force and effect on the date hereof. Capitalized terms used herein have the meanings given in Article VIII.

RESOLVED, that a series of preferred stock, par value $0.001 per share, of the Issuer be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Article I.       Designation and Number of Shares

Section 1.01        There shall be created from the 1,000,000 shares of preferred stock, par value $0.001 per share, of the Issuer (the “Preferred Stock”) authorized to be issued pursuant to the Certificate of Incorporation of the Issuer, as amended (the “Certificate of Incorporation”), a series of Preferred Stock, designated as the “iBio CMO Preferred Tracking Stock,” par value $0.001 per share (the “Preferred Tracking Stock”), and the authorized number of shares of Preferred Tracking Stock shall be one (1). Shares of the Preferred Tracking Stock that are exchanged for units of limited liability company interests of iBio CMO LLC (“Units”) as provided herein, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

Article II.       Dividends

Section 2.01

(a)       Dividends equal to the Accruing Dividend Amount shall accrue on each share of Preferred Tracking Stock from the Issuance Date. The “Accruing Dividend Amount” shall mean with respect to each share of Preferred Tracking Stock, an amount accruing day-to-day at the rate per annum of two percent (2%) of the Original Issue Price. The Accruing Dividend Amount shall accrue, whether or not declared, and shall be cumulative. Except as provided in Section 3.01 in connection with an Issuer Deemed Liquidation Event and Section 5.03 in connection with a Mandatory Exchange, the accrued dividends on the Preferred Tracking Stock shall be payable only when, as, and if declared by the Board.

(b)       No dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the common stock, par value $0.001 per share, of the Issuer (the “Common Stock”) or upon any other stock ranking junior to the Preferred Tracking Stock as to dividends or distribution of assets upon liquidation, nor shall any Common Stock nor any other stock of the Issuer ranking junior to or on a parity with the Preferred Tracking Stock as to dividends or distribution of assets upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to, set aside or made available for a sinking fund for the redemption of any shares of any such stock) by the Issuer (except by conversion into or exchange for stock of the Issuer ranking junior to the Preferred Tracking Stock as to dividends and distribution of assets upon liquidation), unless, in each case, all accrued dividends on all outstanding shares of Preferred Tracking Stock theretofore shall have been, or shall then simultaneously therewith be, paid in full.

(c)       The Board, subject to the provisions of Sections 2.01(a) and 2.01(b), may, in its sole discretion, declare dividends payable exclusively to the Holders of Common Stock, exclusively to the Holders of Preferred Tracking Stock or to the Holders of all such classes in equal or unequal amounts, notwithstanding the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor.

Article III.       Liquidation

Section 3.01        In the event of an Issuer Deemed Liquidation Event, Holders of shares of Preferred Tracking Stock shall be entitled to be paid out of the assets of the Issuer available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other stock ranking junior to the Preferred Tracking Stock as to dividends or distribution of assets upon liquidation, all unpaid dividends accrued upon each share of Preferred Tracking Stock held, whether or not declared by the Board, plus any other dividends declared or accrued but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Issuer or Deemed Liquidation Event, the assets of the Issuer available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Preferred Tracking Stock the full amount to which they shall be entitled under this Section 3.01, the Holders of shares of Preferred Tracking Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Preferred Tracking Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Preferred Tracking Stock were paid in full.

Article IV.       Voting Rights

Section 4.01        In addition to any other vote required by law or the Certificate of Incorporation, the Holders of Preferred Tracking Stock, voting separately as a class, shall be entitled to approve by the affirmative vote of a majority of the shares of Preferred Tracking Stock then outstanding (i) any amendment, alteration or repeal (either directly or indirectly by amendment, merger, consolidation or otherwise) of any of the provisions of, or any other change (either directly or indirectly by amendment merger, consolidation or otherwise) to, the Certificate of Incorporation or this Certificate of Designation which adversely affects the rights, powers or privileges of the Preferred Tracking Stock; and (ii) any increase in the number of authorized shares of Preferred Tracking Stock. Except as required by applicable law or in this Certificate of Designation, the Holders of Preferred Tracking Stock shall have no other voting rights and shall not vote with holders of the outstanding shares of Common Stock or any other class of capital stock.

Section 4.02        Each Holder of Preferred Tracking Stock shall be entitled to one vote for each share of Preferred Tracking Stock held by such Holder. In the event of (a) any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of Preferred Tracking Stock or (b) any dividend or distribution of shares of Preferred Tracking Stock, the per share voting rights of the Preferred Tracking Stock shall be appropriately adjusted, as determined in good faith by the Board, so as to avoid any dilution in the aggregate voting power of the Preferred Tracking Stock relative to the other classes or series of capital stock of the Issuer.

Article V.       Exchange

Section 5.01        Upon (a) the date and time, or the occurrence of an event, specified in a Mandatory Exchange Notice, or (b) a Change in Control of iBio CMO LLC, each outstanding share of Preferred Tracking Stock shall automatically be exchanged for 29,990,000 Units of iBio CMO LLC, subject to adjustment pursuant to Section 5.02 (the “Exchange Ratio”). An exchange effected pursuant to this Section 5.01 is referred to herein as a “Mandatory Exchange”. As used herein “Mandatory Exchange Notice” means a notice delivered by the Issuer to each Holder of Preferred Tracking Stock, or by a holder of a majority of the outstanding shares of Preferred Tracking Stock to the Issuer, stating the Mandatory Exchange Time and the procedures for effecting the Mandatory Exchange. “Mandatory Exchange Time” means the effective date and time or event specified in a Mandatory Exchange Notice for the Mandatory Exchange or the effective date and time of a Change in Control of iBio CMO LLC, as applicable. A Mandatory Exchange Notice may be delivered only (i) after March 31, 2018, or (ii) in connection with an iBio CMO Deemed Liquidation Event (whether or not such event occurs before or after March 31, 2018), or (iii) in connection with an Issuer Deemed Liquidation Event (whether or not such event occurs before or after March 31, 2018), or (iv) in connection with a Change in Control of iBio CMO LLC (whether or not such Change in Control occurs before or after March 31, 2018). The Issuer will send or cause to be sent to the Holders of the Preferred Tracking Stock (1) the record date for any dividend, distribution or right of the shares of capital stock of the Issuer or capital stock or other equity interests of iBio CMO LLC, and the amount and character of such dividend, distribution or right or (2) the effective date on which any reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up involving the Issuer or iBio CMO LLC (including, without limitation, any iBio CMO Deemed Liquidation Event, any Issuer Deemed Liquidation Event or any Change in Control of iBio CMO LLC) is proposed to take place. Such notice shall be sent at least 20 Business Days prior to the record date or effective date for the event specified in such notice.

Section 5.02        In the event of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of Units or Preferred Tracking Stock or the authorization or the issuance of additional shares of Preferred Tracking Stock, the Exchange Ratio shall be appropriately adjusted so that each Holder of Preferred Tracking Stock shall be entitled to receive the number of Units which he, she or it would have owned or been entitled to receive had each share of the Preferred Tracking Stock been exchanged immediately prior to such subdivision, combination or authorization or issuance. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving iBio CMO LLC in which the Units are converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Tracking Stock shall thereafter be exchangeable in lieu of the Units into which it was exchangeable prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Units issuable upon the exchange of one share of Preferred Tracking Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5.02 with respect to the rights and interests thereafter of the Holders of the Preferred Tracking Stock, to the end that the provisions set forth in this Section 5.02 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the exchange of the Preferred Tracking Stock.

Section 5.03        Upon receipt of a Mandatory Exchange Notice, each Holder of shares of Preferred Tracking Stock shall as promptly as practicable surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Issuer to indemnify the Issuer against any claim that may be made against the Issuer on account of the alleged loss, theft or destruction of such certificate) to the Issuer at the place designated in such notice. If so required by the Issuer, certificates surrendered for exchange shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Issuer, duly executed by the Holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Exchange Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) representing a Holder’s Preferred Tracking Stock, the issuance of the Units to such Holder in connection with the Mandatory Exchange shall be recorded on the books and records of iBio CMO LLC effective as of the Mandatory Exchange Time and the Issuer shall pay all dividends accrued on such Holder’s shares of Preferred Tracking Stock through the Mandatory Exchange Time.

Section 5.04        All shares of Preferred Tracking Stock which have been exchanged as herein provided shall no longer be deemed to be outstanding, dividends with respect to such shares shall cease to accrue after the Mandatory Exchange Time and all rights with respect to such shares shall immediately cease and terminate at the Mandatory Exchange Time, except only the right of the Holders thereof to receive Units in exchange therefor and to receive payment of any dividends accrued thereon.

Section 5.05        The Issuer shall, and shall cause iBio CMO LLC to, at all times when shares of the Preferred Tracking Stock are outstanding, reserve and keep available, for the purpose of effecting a Mandatory Exchange, the number of Units into which the outstanding shares of Preferred Tracking Stock are exchangeable, and shall take, and shall cause iBio CMO LLC to take, any and all action which may, in the reasonable determination of the Holders of a majority of the shares of Preferred Tracking Stock, be necessary in order to effect any such Mandatory Exchange. Upon the occurrence of a Mandatory Exchange, the Issuer and the Holder or Holders of the Preferred Tracking Stock shall appoint a mutually-agreeable third-party appraiser to determine the fair market value at the time of the exchange of the Units to be exchanged. Such determination of fair market value shall be final and binding. The cost of such appraiser shall be borne entirely by the Issuer.

Article VI.       Protective Provisions

Section 6.01        So long as any share of the Preferred Tracking Stock is outstanding, the Issuer shall not, and shall not cause or permit any of its Subsidiaries to, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the affirmative vote or written consent of the Holders of at least a majority of the shares of Preferred Tracking Stock then outstanding, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio and of no force or effect:

(a)       Amend the Certificate of Incorporation (including this Certificate of Designation), bylaws or any other constitutive document of the Issuer, if such amendment would adversely affect any Holder of shares of Preferred Tracking Stock;

(b)       Issue or sell (i) any additional shares of Preferred Tracking Stock or (ii) any securities convertible into or exercisable or exchangeable for Preferred Tracking Stock;

(c)       Create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Preferred Tracking Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Issuer, the payment of dividends and rights of redemption, or increase the authorized number of shares of Preferred Tracking Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Preferred Tracking Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Issuer, the payment of dividends and rights of redemption;

(d)       Reclassify, alter or amend any existing security of the Issuer that is pari passu with the Preferred Tracking Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Issuer, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Tracking Stock in respect of any such right, preference or privilege; or

(e)       Reclassify, alter or amend any existing security of the Issuer that is junior to the Preferred Tracking Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Issuer, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Tracking Stock in respect of any such right, preference or privilege.

Article VII.       Amendment, Supplement and Waiver

Section 7.01        Except as otherwise provided herein (including, without limitation, Section 6.01 hereof), without the consent of any Holder of shares of Preferred Tracking Stock, the Issuer may amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated Preferred Tracking Stock in addition to or in place of certificated Preferred Tracking Stock, to provide for the assumption of the Issuer’s obligations to Holders of shares of Preferred Tracking Stock in the case of a merger or consolidation, and to make any change that would provide any additional rights or benefits to (but would not result in any adverse consequences (including tax consequences) to) the Holders of shares of Preferred Tracking Stock or that does not adversely affect any right of any such Holder.

Section 7.02        Except as otherwise provided herein (including, without limitation, Section 7.01 hereof, if applicable), the Issuer is entitled to amend its Certificate of Incorporation pursuant to the terms thereof to authorize one or more additional series of preferred stock, file certificates of designation, and issue without restriction, from time to time, any stock or other securities ranking junior to, senior to or on a parity with the Preferred Tracking Stock as to distributions of assets upon liquidation.

Article VIII.       Certain Definitions

Set forth below are certain defined terms used in this Certificate of Designation.

“Accruing Dividend Amount” has the meaning given in Section 2.01.

“Affiliate” means, with respect to any Person, another Person who directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person, and with respect to any Person who is an individual, any member of such individual’s family group (defined as such individual’s spouse, siblings and descendants (whether natural or adopted), any trust, limited partnership or limited liability company established solely for the benefit of such individual or such individual’s spouse, siblings or descendants, and any executor or trustee of such individual’s estate). Any Person who is (or Controls) the general partner of a partnership or the managing member of a limited liability company shall be deemed an Affiliate of such partnership or limited liability company.

“Board” has the meaning set forth in the Preamble.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required to close under the laws of the State of New York.

“Certificate of Incorporation” has the meaning given in Section 1.01.

“Change of Control of iBio CMO LLC” means any transaction or series of transactions the result of which is that the Issuer and its Affiliates cease to Control iBio CMO LLC.

“Common Stock” has the meaning given in Section 2.01(b).

“Control,” including the correlative terms “controlling,” “controlled,” and “under common control with,” means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights in a Person or possession of the power to direct or cause the direction of the management or policies of the Controlled Person, whether through the ownership of voting securities, contract or otherwise.

“Exchange Ratio” has the meaning given in Section 5.01(a).

“Holder” means a Person in whose name a share or shares of capital stock of the Issuer are registered.

“iBio CMO Deemed Liquidation Event” means (a) any voluntary or involuntary liquidation, dissolution or winding up of iBio CMO LLC, or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions of all or substantially all the assets of iBio CMO LLC and its Subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of iBio CMO LLC if substantially all of the assets of iBio CMO LLC and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of iBio CMO LLC.

“Issuance Date” means the date when initial shares of Preferred Tracking Stock are issued pursuant to this Certificate of Designation.

“Issuer” has the meaning set forth in the Preamble.

“Issuer Deemed Liquidation Event” means (a) any voluntary or involuntary liquidation, dissolution or winding up of the Issuer, (b) a merger or consolidation in which (i) the Issuer is a constituent party, or (ii) a Subsidiary of the Issuer is a constituent party and the Issuer issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Issuer or a Subsidiary in which the shares of capital stock of the Issuer outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned Subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Issuer or any Subsidiary of the Issuer of all or substantially all the assets of the Issuer and its Subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Issuer if substantially all of the assets of the Issuer and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Issuer; or (d) the consummation of a stock purchase transaction, on an arm’s-length basis, pursuant to which a party or group (as defined under Rule 13d under the Securities Exchange Act of 1934, as amended) who is not a stockholder of the Issuer immediately prior to the consummation of such transaction acquires more than 50% of the Issuer’s outstanding capital stock (treating for this purpose all convertible securities as if they had been converted to Common Stock pursuant to the terms thereof immediately prior to such sale).

“Mandatory Exchange” has the meaning given in Section 5.01.

“Mandatory Exchange Notice” has the meaning given in Section 5.01.

“Mandatory Exchange Time” has the meaning given in Section 5.01.

“Original Issue Price” means $13,000,000. In the event of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of Preferred Tracking Stock or the authorization or the issuance of additional shares of Preferred Tracking Stock, the Original Issue Price shall be appropriately adjusted, as determined in good faith by the Board.

“Person” means any individual or entity.

“Preferred Stock” has the meaning given in Section 1.01.

“Preferred Tracking Stock” means the Preferred Tracking Stock authorized in this Certificate of Designation.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Transfer Agent” means any transfer agent established pursuant to Section 9.01 hereof.

“Units” has the meaning given in Section 1.01.

Article IX.       Transfer Agent and Registrar

Section 9.01        The Issuer may, but shall not be required to, appoint a Transfer Agent and registrar for the Preferred Tracking Stock and shall give notice to the Holders of shares of the Preferred Tracking Stock after any such appointment. The Issuer may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Issuer and the Transfer Agent; provided that the Issuer shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 9.02        The Issuer shall maintain, or cause to be maintained by the Transfer Agent on behalf of the Issuer, a stock ledger for the Preferred Tracking Stock at all times when any share of Preferred Tracking Stock is outstanding and shall duly register, or cause to be duly registered by the Transfer Agent on behalf of the Issuer, on such stock ledger any permitted transfer or assignment of shares of Preferred Tracking Stock.

Article X.       Other Provisions

Section 10.01    All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given or made (a) upon delivery if delivered personally (by courier service which tracks deliveries or otherwise), (b) upon delivery if sent by email before 5:00 p.m. (local time of the recipient) on a Business Day, or, if not, then on the next Business Day or (c) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown on the journal produced by the facsimile machine used for such transmission) before 5:00 p.m. (local time of the recipient) on a Business Day, or, if not, then on the next Business Day, and all legal process with regard hereto shall be validly served when served in accordance with applicable law, in each case as follows:

(a)	if to the Issuer:

iBio, Inc.

600 Madison Avenue

Suite 1601, New York, NY

Facsimile: 302-356-1173

(b)           if to a Holder: at the address of such Holder as the same appears on the stock ledger of the Issuer; provided that each such Holder may designate in writing pursuant to this Section 10.01 another address for notices or other communications required or permitted to be given hereunder.

Section 10.02    All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

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IN WITNESS WHEREOF, iBio, Inc. has caused this Certificate of Designation of iBio CMO Preferred Tracking Stock to be signed by Robert B. Kay, its Executive Chairman and Chief Executive Officer, this 23rd day of February, 2017.

IBIO, INC.

By: /s/ Robert B. Kay

Name: Robert B. Kay

Title: Executive Chairman and Chief Executive Officer